SEPARATION AGREEMENT AND RELEASE

ORION ETHANOL, LLC, for itself and for its shareholders, partners, members, and affiliates (collectively, "ORION"), and RICHARD JARBOE ("JARBOE") (together the "PARTIES") do hereby enter into this Separation Agreement and Release ("Agreement") as of the Effective Date of this Agreement as defined below:

WHEREAS, JARBOE's employment at ORION terminated effective December 1, 2006 ("Date of Termination").

WHEREAS, the PARTIES wish to avoid any disputes or litigation arising out of JARBOE'S employment with ORION or the termination thereof;

WHEREAS, the PARTIES wish to modify the severance benefits JARBOE would otherwise be eligible to receive under his Employment Agreement and agree that this Agreement supersedes and governs any payment of severance benefits to JARBOE.

WHEREFORE, the PARTIES agree as follows:

1. JARBOE, on his own behalf and on behalf of his heirs, successors, and assigns, does hereby fully and forever release, discharge, and acquit ORION, and its affiliates, predecessors, sucessors, partners, members, and its and their current and former officers, directors, employees, agents, and attorneys, from any and all actions, causes of action, liabilities, claims, debts, attorneys' fees, costs, future medical and other health care provider expenses (whether or not furnished through a welfare benefit plan sponsored by ORION), and other obligations whatsoever, whether known or unknown, including, but not limited to, those claims which have arisen or may hereafter arise out of or concern in any way his employment by or separation from ORION, including but not limited to claims under federal, state, foreign or local common law or statute, as well as any form of employment discrimination prohibited under Title VII of the Civil Rights Act of 1964, the Older Workers Benefit Protection Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, ERISA, the Rehabilitation Act of 1973, and any other local, state, foreign or federal anti-discrimination law or ordinance, any applicable wage and hour laws, and for wrongful discharge, breach of contract, breach of the implied covenant of good faith and fair dealing, fraud, emotional distress, pain and suffering, breach of any express or implied promise, retaliation, breach of public policy, defamation, negligence or other tortious conduct, or any other theory, whether legal or equitable, including any claims which could have been asserted up to the date of execution of this Agreement. The matters released as provided for in this paragraph are referred to as the "Released Claims." JARBOE waives and releases all such Released Claims, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, which JARBOE or his successors in interest now own or hold, or have at any time heretofore owned or held, or may at any time own or hold by reason of any matter or thing arising from any cause whatsoever prior to the Effective Date of this Agreement.

2. On or before March 7, 2007, JARBOE shall return to ORION, if he has not done so already, all documents (including copies, notes, and drafts) authored by ORION or JARBOE and concerning ORION, without regard to when or how such documents were obtained by JARBOE, and without regard to whether such documents contain ORION's confidential or proprietary information; *provided*, that JARBOE may retain copies of his personal payroll and employee benefits documents and an original and copies of this Agreement. JARBOE further agrees to return to ORION, on or before March 1, 2007, if he has not done so already, any and all other ORION property in his possession, including, but not limited to, access and identification cards, electronic equipment, office keys, and paper and electronic storage media. JARBOE'S compliance with his obligations under this paragraph 2 shall be a condition precedent to ORION's obligations under paragraph 3 of this Agreement.

3. As consideration for this Agreement, ORION shall pay to JARBOE a lump sum of $500,000, less any applicable withholdings, as severance benefits for termination of JARBOE's employment. The severance benefits payment shall be made by ORION on the eighth day following JARBOE's execution of this Agreement by direct deposit to JARBOE's checking account. The parties further agree that ORION will maintain in full force and effect, for the continued benefit of JARBOE (and his spouse and/or his dependents, as applicable) for a period of twelve (12) months following his Date of Termination (coverage ending on December 31, 2007), the medical, hospitalization, and dental programs in which JARBOE (and his spouse and/or his dependents, as applicable) participated immediately prior to the Date of Termination, at the level in effect and upon substantially the same terms and conditions (including, without limitation, contributions required by JARBOE for such benefits) as existed immediately prior to the Date of Termination. At JARBOE's request, ORION will continue to provide JARBOE and his spouse and dependents with COBRA coverage at JARBOE's expense up to the maximum time period allowed by COBRA. The 12-month period of health and welfare benefits paid for by ORION and the COBRA period shall run consecutively not concurrently. JARBOE shall be responsible for any cost of the COBRA health and welfare benefits provided after the expiration of the 12-month period of health and welfare benefits paid for by ORION. Such costs must be paid by JARBOE when due or his COBRA benefits will be terminated. ORION also agrees to provide JARBOE with an affidavit signed under penalty of perjury attesting to the fact that no bonuses for officers and directors for 2006 have been paid, will be made or are contemplated. This paragraph shall supersede Section 8(a) of JARBOE's Employment Agreement and JARBOE shall only be entitled to severance as set forth in this paragraph. JARBOE'S compliance with his obligations under paragraph 5 shall be a condition precedent to ORION's obligations under paragraph 3 of this Agreement.

4. The PARTIES further agree and ORION hereby represents, warrants and guarantees that JARBOE's termination and his entering into this Agreement has no effect on his present ownership in ORION or in SNB Associates, L.L.C.

5. JARBOE hereby stipulates and agrees:

5.1 The PARTIES will maintain the terms of this Agreement in confidence and shall not disclose the terms hereof except a) ORION may disclose the terms to its officers,

directors and payroll personnel, legal counsel or other personal representative, to any tax return preparer as required for tax return preparation, or as required by law, and b) JARBOE may disclose the terms in confidence to his spouse, legal counsel or other personal representative, to any tax return preparer as required for tax return preparation, or as required by law.

5.2 JARBOE will maintain in confidence any and all ORION personnel, business, financial, vendor, customer, client, executive, technical, proprietary, trade secret, litigation, and/or confidential information and materials to which he may have had access during his ORION employment, and he will not communicate or disclose the same to third parties without ORION's written consent. JARBOE will abide by the covenants and obligations contained in Section 11 of his Employment Agreement, including but not limited to the Nondisclosure, Non-Solicitation, and Non-Compete provisions in Section 11(a), (b), and (c), respectively.

5.3 This Agreement shall not be deemed, at any time or in any forum, as an admission of liability to JARBOE by any person or entity released by JARBOE under this Agreement, and they hereby expressly deny any and all liability to JARBOE.

5.4 Except for any severance benefits he may be entitled to under this Agreement, JARBOE has been paid all outstanding wages and any accrued vacation or other benefits owing to him at the time of his termination.

6. JARBOE is advised to consult with counsel prior to executing this Agreement. JARBOE shall have twenty-one (21) days following the tender of this Agreement to consider his execution of this Agreement, and he shall have an additional period of seven (7) days following his execution of this Agreement in which to revoke the Agreement. By executing this Agreement prior to 21 days from the receipt of this Agreement, JARBOE expressly acknowledges that he waives the full 21-day period in which to consider this Agreement. In the event JARBOE chooses to revoke the Agreement, such revocation must be in a writing signed by JARBOE and received by ORION, c/o Michele Gehrke, Thelen Reid Brown Raysman & Steiner, 101 Second Street, Suite 100, San Francisco, CA 94105, no later than seven (7) calendar days after he executes this Agreement. JARBOE further understands that if he does not revoke his signature in this manner, the terms of this Agreement shall become effective. This Agreement will be deemed effective and enforceable upon the expiration of this seven-day period after his execution of this Agreement ("Effective Date").

7. This Agreement is final, complete, exclusive, unambiguous, and fully integrated with respect to its subject matter, such that no parol or other evidence shall be admissible to contradict, explain, or supplement this Agreement. All prior employment agreements, representations, and negotiations by or between the parties with respect to the subject matter of this Agreement are merged herein, extinguished, and superseded. For purposes of interpreting this Agreement, the PARTIES hereto shall be deemed to have participated equally in its drafting. JARBOE stipulates that he understands the terms and provisions of this Agreement, that his execution of this Agreement is his knowing and voluntary act, and that he has been represented, or has voluntarily declined representation, by personal legal counsel of his choice in the negotiations for and execution of this Agreement.

8. In the event of any controversy arising from or concerning the interpretation, breach, or application of this Agreement or its subject matter, including the arbitrability of any such controversy, whether such controversy is grounded in common or statutory law, the PARTIES agree that such controversy shall be resolved exclusively through binding arbitration before a single neutral arbitrator, selected by the PARTIES, in Wichita, Kansas. The parties to the arbitration shall have all rights, remedies, and defenses available to them in a civil action for the issues in controversy.

If, for any legal reason, a controversy arising from or concerning the interpretation, breach, or application of this Agreement or its subject matter cannot be arbitrated as provided above, the PARTIES agree that any civil action shall be brought in the United States District Court for the District of Kansas or, only if there is no basis for federal jurisdiction, in the District Courts of the State of Kansas. The PARTIES further agree, to the extent permitted by law, that any such civil action shall be tried to the court, sitting without a jury. The PARTIES knowingly and voluntarily waive trial by jury, to the extent permitted by law.

9. The provisions of this Agreement are severable. If any provision of this Agreement is determined to be unenforceable by a court or arbitrator of competent jurisdiction, the provision determined to be unenforceable shall be reformed by said court or arbitrator to the minimum extent necessary to render it enforceable. If the provision determined to be unenforceable cannot be so reformed, said provision shall be severed from this Agreement and the remainder of the Agreement shall remain valid and enforceable.

10. This Agreement shall be governed by the laws of the United States and the State of Kansas.

11. This Agreement shall be binding on the successors and assigns of ORION and the heirs, estate, and assigns of JARBOE.

12. By signing below, ORION represents that its signatory is authorized to execute this Agreement on behalf of ORION and that the execution and delivery of this Agreement is the duly authorized and binding act of ORION.

13. This Agreement may be executed in counterparts, all of which shall be considered an original and together they shall constitute one agreement.

IN SIGNING THIS AGREEMENT, THE PARTIES REPRESENT AND WARRANT THAT THEY HAVE CAREFULLY READ AND FULLY UNDERSTAND THIS AGREEMENT AND ITS FINAL AND BINDING EFFECT; HAVE BEEN AFFORDED SUFFICIENT TIME AND OPPORTUNITY TO REVIEW THIS AGREEMENT WITH LEGAL ADVISORS OF THEIR OWN CHOICE; HAVE HAD AN OPPORTUNITY TO NEGOTIATE WITH REGARD TO THE TERMS OF THIS AGREEMENT; ARE FULLY COMPETENT TO MANAGE THEIR OWN BUSINESS AFFAIRS AND TO ENTER INTO AND SIGN THIS AGREEMENT; THAT THE ONLY PROMISES MADE TO INDUCE THEM TO SIGN THIS AGREEMENT ARE THOSE STATED HEREIN; AND

THAT THEY HAVE SIGNED THIS AGREEMENT KNOWINGLY, FREELY, AND VOLUNTARILY.

Dated: 3/7, 2007

ORION ETHANOL, LLC.

By ______________________
PAT BARKER
Chairman of the Board

Dated: 3/2/, 2007

RICHARD JARBOE

By ______________________
RICHARD JARBOE

AFFIDAVIT

State of Kansas)
) ss.
County of Pratt)

I, Patrick N. Barker, Chairman of Orion Ethanol, LLC, being duly sworn, depose and say the following:

1. That I have personal knowledge of the facts stated in this Affidavit.
2. That neither the Compensation Committee nor the Board of Directors has ever discussed the issuance and/or payment of cash bonuses to any executive and/or director for the year 2006. To the best of my knowledge, no executive or director has received any such bonus for 2006. No such bonuses are contemplated or will be issued for 2006.
3. That neither the Compensation Committee nor the Board of Directors has ever approved issuing Restricted Stock based on past performance and have elected not to award officers and/or directors Restricted Stock for the year 2006. To the best of my knowledge, no executive or director has received any such bonus for 2006. No such stock awards are contemplated or will be issued for 2006.

All of the foregoing statements are, to the best of my knowledge, true and correct under penalty of perjury under the laws of the state of Kansas.

Patrick N. Barker
Chairman, Orion Ethanol, LLC

____

Subscribed and sworn to before me, a Notary Public, this 6th day of March, 2007.

Notary Public Heather K Nelson

My appointment expires:

HEATHER K. NELSON
Notary Public - State of Kansas
My Appt. Expires 11/14/2009